Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 27, 2021 (except Note 14(b), as to which the date is January 28, 2022), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-262191) and related Prospectus of Arcellx, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

January 31, 2022